STRUCTURING AND CONSULTING AGREEMENT

This Structuring and Consulting Agreement (“Agreement”) is entered into this 14thday of March 2013 by and between Anew Life, Inc. (“ANEW”), and Europa Settlement Advisors Ltd. (“ESA” or “Consultant”).  Each of ANEWand ESAmay be individually referred to herein as a “Party” or collectively as the “Parties.”

WHEREAS, ESA is engaged in the business of structuring pooled life insurance purchases, sales and financing in Luxembourg, Ireland and Germany.

WHEREAS, ANEW isrecently engaged in the business of purchasing net life insurance benefits (“NIBs”) and other products tied to life insurance policies on insured’s aged 75 and older.

WHEREAS, ESA advised and assisted ANEW in the purchase of NIBs from PCH Financial S.a.r.l. with an aggregate par value of $6,599,000.00.

WHEREAS, ESA has relationships with other European sellers of insurance policies and related benefits.

WHEREAS, ESA has agreed to advise and assist ANEW in the structuring and acquisition ofadditional NIBs related to life insurance policies from other parties.

WHEREAS, ANEW has agreed to compensate ESA for its services as set forth below.

NOW THEREFORE, the Parties hereto agree as follows:

1.

Transaction.  ANEW is in the process of raising funds for the purchase of additional NIBs.

2.

Appointment of ESA as Consultant.  ESA is being retained to assist ANEWin the Transaction.ESA agrees that its staff shall be available to discuss the Transaction with ANEW at all reasonable times and to produce summaries, reports and assistance as reasonably requested by ANEW.

3.

No Obligation to Purchase.  The Parties acknowledge that nothing in this Agreement obligates ANEW to purchase any NIBs ESAmay present or to pay any amounts to any Party, except as specifically provided herein.ANEW may enter into a separate agreement related to the purchase of NIBs or other assets from other parties.

4.

Compensation.  The Consultant will be paid three hundred thousand dollars ($300,000.00) upon the execution of this Agreement for its assistance with the Transaction and for consulting services and advice rendered prior to the date hereof.  Consultant agrees that no further amounts shall be due for its services until such time as ANEW obtains the Target Acquisition provided by ESA.

5.

Expenses. The Parties will be responsible for their own expenses.

6.

Termination.  ANEW may terminate this Agreement at any time with or without cause. For the termination to be effective, the terminating Party must deliver written notice of termination to the other Party.  Notification can be made by standard US mail or by e-mail.

7.

Confidential and Proprietary Information.  All trademarks, trade names, trade secrets, know-how, logos, symbols, service marks, designs, operating manuals, programs, program materials, plans, charts, data, customers, records, pricing, marketing strategy, procedures, processes, agreements and all contracts which

ANEWis a party or by which ANEW is bound that have or could have commercial value, and all other business documents or confidential, proprietary or secret information currently or in the future developed or maintained by ANEW, including, but not limited to, those created by Consultant while performing Services for ANEW (collectively, “Proprietary Materials”) shall be the sole and absolute property of ANEW, as applicable.  Consultant shall maintain the confidentiality of all Proprietary Materials.  Except upon the prior written consent of ANEW, during the term of this Agreement and thereafter, Consultant shall not release, disclose, disseminate, use, copy, exploit or take any such Proprietary Materials for Consultant’s own use or for the use of any other person or entity.

8.

Miscellaneous.

a.

Due Authorization.  Each Party represents to the other that its execution of this Agreement has been authorized by all necessary company action, if such action is required, and that this Agreement constitutes a binding obligation of such Party.  Each individual who executes this Agreement on behalf of a Party represents to all Parties that he, she or it is authorized to do so. This Agreement will bind each Party’s successors and permitted assigns.

b.

Counterparts.This Agreement may be executed in counterparts each of which will be deemed an original, and such counterparts when taken together shall constitute but one agreement.

c.

Governing Law.This Agreement and its interpretation and enforcement are governed by the laws of the state of Utah.

d.

Entire Agreement.This Agreement sets forth the entire understanding of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings between the Parties regarding the subject matter of this Agreement.

e.

Amendments.No amendment or modification of any provision of this Agreement will be effective unless made in writing and signed by each of the Parties.

f.

Severance.If for any reason any provision of this Agreement is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

IN WITNESS WHEREOF, the Parties have executed this Agreement, effective as of the Effective Date.

ANEW LIFE INC. By: /s/Randall F. Pearson Name: Randall F Pearson Its: President	EUROPA SETTLEMENT ADVISORS, LTD By: /s/Anya Maxwell Name: Anya Maxwell Its: Managing Director